EXHIBIT 10.6

Terms of Retirement Benefit Paid to Former President Roger Schueler

Slavie Federal Savings Bank pays a $12,000 per year retirement benefit ($1,000 per month) to its former president, Roger Schueler, who retired in 2000. The benefit terminates when Mr. Schueler receives an aggregate of $120,000. If Mr. Schueler were to die prior to receiving the full $120,000, the remaining amount owed would be paid to his estate. In May 2001, Slavie Federal Savings Bank purchased an approximately $89,000 annuity contract to fund part of this liability.